Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Terry Slavin	Meggan Powers
Director, Corp. Communications & IR	PR Manager
Cymer, Inc.	Cymer, Inc.
(858) 385-5232	(858) 385-6327
tslavin@cymer.com	mpowers@cymer.com

CYMER REPORTS SECOND QUARTER 2006 OPERATING RESULTS

SAN DIEGO, Calif., July 25, 2006 - Cymer, Inc. (Nasdaq NM: CYMI), the world’s leading supplier of excimer laser light sources used in semiconductor manufacturing, today announced operating results for the second quarter and first six months, ended June 30, 2006.

For the second quarter of 2006:

•                  net income rose to $22,602,000, equal to $0.55 per share (diluted), a 105 percent increase over net income of $11,015,000, equal to $0.30 per share (diluted), in the second quarter of 2005, and a 10 percent increase over net income of $20,603,000, equal to $0.52 per share (diluted), in the first quarter of 2006.

•                  revenue grew to $135,379,000, a 40 percent increase over revenue of $96,392,000 in last year’s second quarter, and a 6 percent increase over revenue of $127,117,000 in this year’s first quarter.

For the first six months of 2006:

•                  net income climbed to $43,205,000, equal to $1.07 per share (diluted), a 163 percent increase over net income of $16,400,000, equal to $0.45 per share (diluted) in the first half of 2005.

•                  revenue rose to $262,496,000, a 45 percent increase over revenue of $181,202,000 in the first six months of 2005.

Commenting on the second quarter of 2006, Bob Akins, Cymer’s chief executive officer, said, “We achieved record quarterly total revenue and non-systems revenue, and record net income.  Gross margin improved for the sixth consecutive quarter, and at 48 percent, met our April 18, 2006 guidance.  We realized operating income of $29,023,000 or 21 percent of revenue in the second quarter of 2006, compared to operating income of $24,273,000, or 19 percent of revenue, in the previous quarter.  This demonstrated significant operating leverage, with every dollar of incremental revenue for the second quarter adding $0.58 to the operating income line.

“We recognized revenue on 75 light sources in the second quarter, a 7 percent increase over the prior quarter,” Akins continued.  “We shipped 31 of our XLA Series argon fluoride (ArF) light sources, the second highest quarterly volume of XLA light sources since the series was introduced.  Shipments of our XLA 300, which targets high volume immersion production, accounted for 8 percent of second quarter system shipments.  Our direct customers are currently ramping up their immersion scanner production to meet growing demand for immersion tools from an expanding number of chipmakers, and this in turn will drive increasing demand for the XLA 300.  In the second quarter, ArF light sources accounted for 44 percent of systems shipments and constituted 64 percent of systems revenue.”

Cymer’s second quarter 2006 average selling price (ASP) was $958,000 on a currency adjusted basis.  The quarterly average utilization of the company’s light sources at chipmakers in the second quarter grew 3 percent over the prior quarter’s level. This drove non-systems product revenue, which consists of consumables and spare parts, upgrades, and service, to $62,661,000 for the second quarter, equal to 46 percent of total revenue.

Second quarter 2006 bookings totaled $128,305,000 compared to first quarter 2006 bookings of  $135,575,000.  The second quarter 2006 book-to-bill ratio was 0.95, and the quarter-end backlog totaled

CYMER REPORTS SECOND QUARTER 2006 RESULTS....................................................................... Page 2 of 6

$92,225,000.  Included in this quarter’s book-to-bill calculation is the dilutive effect of shipping competitive replacement lasers in the quarter under the laser replacement purchase order the company announced in January 2006.

Nancy Baker, Cymer’s chief financial officer, stated, “Cymer generated $16,437,000 in cash from operations in the second quarter of 2006, and spent $2,817,000 on the acquisition of property and equipment, and an additional $8,200,000 on an EUV patent license agreement.  This yielded free cash flow of $5,420,000 for the second quarter.  Free cash flow is calculated as the net cash provided by operating activities less the acquisition of property, equipment and patent licenses. Our free cash flow would have been significantly higher, but we increased our inventory in the quarter.  As we reduce inventory we anticipate generating higher levels of cash from operations during the remainder of 2006.”

Corporate Outlook

Commenting on Cymer’s outlook, Akins noted, “Over the past few weeks, investor sentiment in the semiconductor sector has obviously become cautious, based in part on concerns over whether or not consumers will continue to spend.  Looking at semiconductor market conditions, in spite of the currently mixed macro-economic environment, the demand picture for DUV lithography remains intact and broad-based.  Fab over-buying has not occurred and fab utilization remains in the low to mid 90% range.  Flash memory manufacturers continue to expand capacity and 300mm fabs continue being built and populated.  Our most advanced, highest value-added products are experiencing robust and growing demand, our ability to bring more advanced and highly innovative products to market strengthens our leadership, and our overall competitive position continues to be strong.  The improvements we have made to date in our operating efficiency and financial performance have enhanced our ability to financially perform attractively throughout the semiconductor cycle.”

Based on information available at this time, Cymer is currently providing the following guidance for the third quarter of 2006:

•                  We currently estimate that total revenue should be up between 5 and 10 percent over second quarter 2006 revenue.

•                  We are forecasting that foreign currency adjusted ASPs should rise to approximately $1,080,000 due to the product mix shifting more toward our XLA Series of light sources.

•                  We expect that gross margin should be between 50 and 52 percent.

•                  We anticipate that R&D expenses should be between $19.0 million and $20.0 million.

•                  We expect SG&A expenses to be between $17.5 million and $18.0 million.

•                  Our 2006 estimated annual effective tax rate is expected to be approximately 35 percent.

Cymer’s management will hold a conference call at 2:00 pm (PDT) today, July 25, 2006, to discuss second quarter 2006 results and third quarter guidance.  This press release, the conference call and accompanying slides may be accessed on the investor relations page of the company’s Web site at www.cymer.com.

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements.  These statements include, but are not limited to statements regarding factors that are expected to increase demand for the XLA 300, future cash generation, and the statements under the caption “Corporate Outlook” above.  These statements are predictions based on current information and expectations and involve a number of risks and uncertainties.  In addition, statements regarding backlog and book-to-bill ratios should not be read as predictions or projections of future performance.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: the performance and market acceptance of the company’s new products or technologies; new and enhanced product offerings by competitors; the company’s ability to meet its production and product development schedules; the demand for semiconductors in general, and, in particular, for leading-edge devices with smaller geometries; the timing of

CYMER REPORTS SECOND QUARTER 2006 RESULTS....................................................................... Page 3 of 6

customer orders, shipments and acceptances; delays or cancellations by customers of their orders; cyclicality in the market for semiconductor manufacturing equipment; the rate at which semiconductor manufacturers take delivery of photolithography tools from the company’s customers; the company’s ability to secure adequate supplies of critical components for its advanced products; the company’s ability to manage its expense levels and unanticipated expenses, and general economic conditions.  For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  All forward-looking statements are qualified in their entirety by this cautionary statement, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

About Cymer

Cymer, Inc. is the world’s leading supplier of DUV laser illumination sources, the essential light source for DUV photolithography systems. DUV lithography is a key enabling technology, which has allowed the semiconductor industry to meet the exacting specifications and manufacturing requirements for volume production of today’s advanced semiconductor chips. Further information on Cymer may be obtained from the Company’s SEC filings, the Internet at www.cymer.com or by contacting the company directly.

Free Cash Flow Reconciliation

For the three months ended June 30, 2006

Cash provided by operating activities	$16,437,000
Less acquisition of property, equipment and patent licenses	$11,017,000
Free cash flow	$5,420,000

Cymer, Inc.

	Three Months Ended June 30		Six Months Ended June 30
	2005	2006	2005	2006
Total revenues	$96,392,000	$135,379,000	$181,202,000	$262,496,000

Net income	$11,015,000	$22,602,000	$16,400,000	$43,205,000
Diluted earnings per share	$0.30	$0.55	$0.45	$1.07
Weighted average common shares outstanding - diluted	36,166,000	42,708,000	36,695,000	41,892,000

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CYMER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)

	For the three months			For the six months
	ended June 30,			ended June 30,
	2005	2006		2005	2006
REVENUES:
Product sales	$95,797	$132,081		$180,406	$256,983
Product sales - related party	—	3,209		—	5,363
Other	595	89		796	150
Total revenues	96,392	135,379		181,202	262,496

COST AND EXPENSES:
Cost of product sales	57,731	70,556		110,762	139,247
Research and development	16,937	18,803		31,561	36,927
Sales and marketing	6,777	7,367		12,551	14,216
General and administrative	6,022	9,630		12,326	18,810

Total costs and expenses	87,467	106,356		167,200	209,200

OPERATING INCOME	8,925	29,023		14,002	53,296

OTHER INCOME (EXPENSE):
Foreign currency exchange gain (loss) - net	(573)	480		(767)	1,099
Gain on debt extinguishment	2,220	—		2,220	—
Interest and other income	2,597	5,493		4,998	12,479
Interest and other expense	(1,776)	(1,505)		(3,903)	(2,907)

Total other income - net	2,468	4,468		2,548	10,671

INCOME BEFORE INCOME TAX PROVISION AND MINORITY INTEREST	11,393	33,491		16,550	63,967

INCOME TAX PROVISION	912	11,579		912	22,133
MINORITY INTEREST	534	690		762	1,371

NET INCOME	$11,015	$22,602		$16,400	$43,205

EARNINGS PER SHARE:
Basic earnings per share	$0.31	$0.58		$0.45	$1.13
Weighted average common shares outstanding-basic	35,841	38,992		36,360	38,084

Diluted earnings per share	$0.30	$0.55	(a)	$0.45	$1.07	(a)
Weighted average common shares outstanding-diluted	36,166	42,708	(a)	36,695	41,892	(a)

(a)      As a result of applying the if-converted method for calculating diluted earnings per share for both the three month and six month periods ending June 30, 2006, shares have been adjusted assuming conversion of our 3.5% convertible subordinated notes,and net income has been adjusted for an add back of related interest expense, net of tax.  Shares have been adjusted by 2.8 million for both the three month and six month periods ending June 30, 2006 and net income has been adjusted by $918,000 and $1.8 million for the three months and six months ending June 30, 2006, respectively.

CYMER REPORTS SECOND QUARTER 2006 RESULTS....................................................................... Page 5 of 6

CYMER, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share data)

	December 31,	June 30,
	2005	2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$233,745	$312,141
Short-term investments	130,204	186,375
Accounts receivable - net	89,818	114,909
Accounts receivable - related party	588	3,510
Foreign currency forward exchange contracts	1,776	311
Inventories	89,046	113,105
Deferred income taxes	33,338	33,105
Income taxes receivable	—	3,028
Prepaid expenses and other assets	6,497	7,205

Total current assets	585,012	773,689

PROPERTY AND EQUIPMENT - NET	117,251	112,657
LONG TERM INVESTMENTS	29,395	9,763
DEFERRED INCOME TAXES	34,429	25,680
GOODWILL - NET	8,358	8,833
INTANGIBLE ASSETS - NET	10,474	17,403
OTHER ASSETS	6,457	5,910

TOTAL ASSETS	$791,376	$953,935

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$17,710	$19,935
Accounts payable - related party	$4,975	$4,609
Accrued warranty and installation	30,775	31,969
Accrued payroll and benefits	12,461	16,721
Accrued patents, royalties and other fees	7,180	6,114
Income taxes payable	7,268	—
Unearned income	1,726	2,556
Accrued and other current liabilities	3,247	3,301

Total current liabilities	85,342	85,205

CONVERTIBLE SUBORDINATED NOTES	140,722	140,722
OTHER LIABILITIES	10,582	13,712

Total liabilities	236,646	239,639

MINORITY INTEREST	16,276	8,356

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock - authorized 5,000,000 shares; $.001 par value, no shares issued or outstanding	—	—
Common stock - authorized 100,000,000 shares; $.001 par value , issued and outstanding 38,036,000 and 41,219,000 shares	38	41
Additional paid-in capital	407,549	528,974
Treasury stock at cost (1,943,000 common shares)	(50,000)	(50,000)
Accumulated other comprehensive loss	(9,025)	(6,172)
Retained earnings	189,892	233,097

Total stockholders’ equity	538,454	705,940

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$791,376	$953,935

-more-

CYMER REPORTS SECOND QUARTER 2006 RESULTS....................................................................... Page 6 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	For the six months ended June 30
	2005	2006
OPERATING ACTIVITIES:
Net income	$16,400	$43,205
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on debt extinguishment	(2,220)	—
Depreciation and amortization	14,440	12,727
Non-cash stock based compensation	360	4,958
Amortization of unearned compensation	16	—
Minority interest	(762)	(1,371)
Provision for deferred income taxes	46	8,883
Loss on disposal or impairment of property and equipment	35	6
Change in assets and liabilities:
Accounts receivable - net	39,648	(25,091)
Accounts receivable - related party	—	(2,922)
Income taxes receivable	—	(3,028)
Foreign currency forward exchange contracts	(2,677)	1,556
Inventories	19,672	(24,059)
Prepaid expenses and other assets	(277)	(551)
Accounts payable	(359)	2,225
Accounts payable - related party	—	(366)
Accrued and other liabilities	(3,727)	7,572
Unearned income	(1,724)	830
Income taxes payable	81	(7,268)
Net cash provided by operating activities	78,952	17,306

INVESTING ACTIVITIES:
Acquisition of property and equipment	(7,849)	(6,478)
Purchases of investments	(201,673)	(98,271)
Proceeds from sold or matured investments	268,200	61,901
Acquisition of patents	—	(8,200)
Acquisition of minority interest	—	(7,024)
Net cash provided by (used in) investing activities	58,678	(58,072)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	4,154	98,696
Redemption of convertible subordinated notes	(57,336)	—
Excess tax benefits from stock option exercises	—	17,772
Payments on capital lease obligations	(20)	—
Purchase of treasury stock	(50,000)	—

Net cash provided by (used in) financing activities	(103,202)	116,468

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	375	2,694

NET INCREASE IN CASH AND CASH EQUIVALENTS	34,803	78,396
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	114,246	233,745

CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$149,049	$312,141

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$4,324	$2,621
Income taxes paid, net	$1,569	$4,831

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